Exhibit 99.1

Bronco Drilling Company, Inc. Announces First Quarter 2006 Results

OKLAHOMA CITY, May 9, 2006 (BUSINESS WIRE)—Bronco Drilling Company, Inc., (Nasdaq/NM:BRNC), announced today financial and operational results for the three months ended March 31, 2006.

Revenues for the first quarter were a record $56.4 million compared to $39.0 million for the previous quarter and $8.6 million for the first quarter of 2005. Average operating rigs for the first quarter of 2006 grew to 39 from 28 for the previous quarter. The growth in rigs is due primarily to the Big A Drilling acquisition, which closed in the first quarter of 2006, as well as the refurbishment and deployment of rigs from the Company’s inventory. Revenue days for the quarter increased to 3,354 from 2,530 for the previous quarter and from 928 for the first quarter of the previous year. Utilization for the first quarter of 2006 was 96% compared to 97% for the previous quarter and 93% for the first quarter of 2005. Average daily cash margins for the quarter ended March 31, 2006, were $8,465 compared to $7,192 for the previous quarter and $2,964 for the first quarter of 2005. Net income for the first quarter of 2006 was $11.3 million compared to $6.8 million for the previous quarter and $831,000 for the first quarter of 2005. The Company generated record EBITDA of $24.3 million for the first quarter of 2006. The Company’s fully diluted earnings per share for the quarter ended March 31, 2006, was $0.48. Consensus analysts’ estimates for the quarter were $0.43 per share.

Conference Call

Bronco Drilling’s management will host a conference call to discuss the first quarter results on Tuesday, May 9, 2006 at 11:00 a.m. Eastern Time. Individuals interested in participating in the call should call at least five minutes prior to the call. Participants should use the dial-in #866-383-8119 or the International Dial-in # 617-597-5344 and Participant Code 48719198. The conference call will also be available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=191804&p=irol-IRHome. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary software. For those who cannot listen to the live call, a replay will be available through May 23, 2006 at 888-286-8010 or internationally at 617-801-6888 using the passcode 63779391. Also, an archive of the webcast will be available at the following link http://phx.corporateir.net/phoenix.zhtml?c=191804&p=irol-IRHome.

About Bronco Drilling

Bronco Drilling Company, Inc. is a publicly held company headquartered in Oklahoma City, Oklahoma, and is a provider of contract drilling services to oil and natural gas exploration and production companies. Bronco’s common stock is quoted on The Nasdaq National Market under the symbol “BRNC”. For more information about Bronco Drilling Company, Inc., visit http://www.broncodrill.com.

Non-GAAP Financial Measures

This press release includes a presentation of average daily cash margin and EBITDA which are not financial measures recognized under generally accepted accounting principles, or GAAP.

Average daily cash margin is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus deferred tax expense, other income, general and administrative expense and depreciation and amortization, and divided by revenue days for the period. EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, deferred tax expense and depreciation and amortization. We have presented average daily cash margin and EBITDA because we use these metrics as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider these metrics to be important indicators of the operational strength of our business. A limitation of these metrics, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that average daily cash margin and EBITDA provide useful information to our investors regarding our performance and overall results of operations. Neither average daily cash margin nor EBITDA is intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, neither of these metrics is intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

The following presents a reconciliation of average daily cash margin and EBITDA to net income, the most directly comparable GAAP financial measure (in thousands, except revenue days and average daily cash margin):

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	Three Months Ended March 31,		Three Months Ended December 31,
	2006	2005	2005
	(Unaudited)		(Unaudited)
Reconciliation of average daily cash margin to net income:
Net income	$11,347	$831	$6,845
Deferred tax expense	6,915	(115)	2,842
Other income	990	54	1,591
General and administrative	3,203	620	2,628
Depreciation and amortization	5,937	1,361	4,288

Drilling margin	28,392	2,750	18,195

Revenue days	3,354	928	2,530

Daily cash margin	$8,465	$2,964	$7,192

Three Months Ended March 31, 2006
(Unaudited)
Calculation of EBITDA:
Net income	$11,347
Interest expense	85
Deferred tax expense	6,915
Depreciation and amortization	5,937

EBITDA	$24,284

Contact:	Bob Jarvis
Investor Relations
Bronco Drilling Company
(405) 242-4444 EXT: 208
bjarvis@broncodrill.com

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